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                                                                      EXHIBIT 12

CONESTOGA ENTERPRISES, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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Years Ended December 31,                         2001           2000            1999           1998          1997
---------------------------------------------------------------------------------------------------------------------
                                                                    (In Thousands, Except Ratios)
Consolidated pre-tax income (loss)             $  (5,652)     $   6,397       $   6,761      $  19,505     $  17,248

Undistributed earnings from
  unconsolidated partnership
  interests                                            -              -               -              -        (1,345)

Equity in losses from unconsolidated
  Partnership interests                               39            339             350             69             -

Interest                                           5,431          4,976           4,101          3,929         2,034
                                               ---------------------------------------------------------------------

Earnings (Loss)                                $    (182)     $  11,712       $  11,212      $  23,503     $  17,937
                                               =====================================================================

Interest                                       $   5,431      $   4,976       $   4,101      $   3,929     $   2,034

Preferred stock dividends (1)                        719            895             931          1,128         1,150
                                               ---------------------------------------------------------------------
Fixed charges and preferred
  stock dividends                              $   6,150      $   5,871       $   5,032      $   5,057     $   3,184
                                               =====================================================================
Ratio                                                  -           1.99            2.23           4.65          5.63
                                               =========      =========       =========      =========     =========

Deficiency of earnings to fixed charges
  and preferred stock dividends                $  (6,332)     $       -       $       -      $       -     $       -
                                               =====================================================================

(1) Preferred stock dividends/(100% - income tax rate)

                                      -79-